Exhibit 99.2

TRANSENTERIX

Moderator: Mark Klausner

May 7, 2014

3:30 pm CT

Operator:
Good afternoon ladies and gentlemen and welcome to the TransEnterix 2014 first quarter conference call. As a reminder this conference is being webcast live and recorded. It is now my pleasure to introduce your host, Mr. Mark Klausner, of Westwicke Partners.

Mark Klausner, Investor Relations, Westwicke Partners
Good afternoon and thank you for joining us for TransEnterix’s first quarter 2014 conference call. Joining us on today’s call are TransEnterix ‘s President and Chief Executive Officer, Todd Pope and its Executive Vice President and Chief Financial Officer, Joe Slattery.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit the events link in the IR section of our website transenterix.com (http://ir.transenterix.com/events.cfm).

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call are forward-looking statements covered under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward- looking statements due to risks and uncertainties associated with the company’s business. The Company undertakes no obligation to update information provided on this call.

For a discussion of risks and uncertainties associated with TransEnterix‘s business, I encourage you to review the Company’s filings with the Securities and Exchange Commission, including the Annual Report Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended March 31, 2014 expected to be filed on or about May 12, 2014.
With that it’s my pleasure to turn the call over to TransEnterix‘s President and Chief Executive Officer, Todd Pope.

Todd Pope, President and Chief Executive Officer
Introduction
Good afternoon. Thank you for joining us today to discuss our operating and financial results for the first quarter of 2014. On today’s call, I will discuss the progress we have made on our operating objectives for 2014 before handing over to Joe, who will walk you through our financial results. Then, I will discuss priorities for the balance of the year and then open the line up to take any questions.

As many of you on the call know, TransEnterix is a medical device company that is pioneering the use of flexible instruments and robotics to improve minimally invasive surgery. We are currently focused on the development of our SurgiBot system that allows the surgeon to be patient-side within the sterile field. In addition, SurgiBot is designed as a cost-effective system with broad procedure applicability. We believe that our annual addressable market in the United States is approximately two million procedures.

The SurgiBot system builds upon the experience we gained from our SPIDER system, a manual surgical platform upon which the company was founded and over 3,500 successful procedures have been performed to date. Our body of clinical evidence on the SPIDER has been gathered globally and we have developed significant knowledge and experience with flexible instruments and single port surgery across a variety of procedures. While surgeons were enthusiastic about the single-port capability, the “true right/true left” ergonomics, and the internal triangulation of the SPIDER system, they also communicated a desire for higher levels of strength, precision and advanced vision capabilities. We determined that we could address these issues best by “roboticizing” the SPIDER system and began development of the SurgiBot in 2012.

Todd Overview
Let me now review some of our recent accomplishments...
So far this year we have taken a number of necessary steps to lay the foundation for future success. Since we last talked to you on March 5th, we have accomplished three of the five major milestones we outlined on that call.
First...
• In the first quarter, we completed our pre-submission FDA filing for the SurgiBot system. We expect this filing will allow us to obtain feedback as we prepare our 510(k) submission for the SurgiBot system. Our strong track record of obtaining timely 510(k) clearances gives us a knowledge base that we can directly leverage throughout the SurgiBot regulatory process.
Second...
• We recently completed a public equity offering raising $52.3 million in net proceeds that will provide us with the capital required to support the commercialization of SurgiBot.
• Our financing was done in conjunction with an up-listing to the NYSE MKT. On April 15, 2014, TransEnterix stock began trading on the NYSE MKT under the ticker symbol TRXC. To help satisfy listing requirements, we executed a 1-for-5 reverse stock split effective March 31, 2014. We believe the up-listing provides us with increased visibility and liquidity as well as access to a broader group of investors.
Third...
• In April, we announced our first human cases for our recently launched, fully flexible advanced energy device and initial surgeon feedback has been overwhelmingly positive. The SPIDER Flex Ligating Shears, which has received 510(k) clearance from the FDA, are designed to deliver complete flexibility to the surgeon while offering ligation and division with direct thermal energy. The Flex Ligating Shears are currently used with the SPIDER Surgical System for single-port access and offers full flexibility and 360 degree articulation, which enables optimal positioning by the surgeon. We are excited about the opportunity that our fully flexible advanced energy device brings as we believe advanced energy devices represent one of the most versatile and critical tools for surgeons in minimally invasive surgery. Today, we estimate the size of the advanced energy market to be over $3 billion.
• One of the unique attributes of TransEnterix as a surgical robotics entrant is our extensive experience developing, manufacturing and commercializing laparoscopic instruments. The Flex Ligating Shears are a strong addition to our extensive family of flexible laparoscopic instruments that we will be adapting for use with the SurgiBot.

I will now hand the call over to Joe who will walk you through the numbers.

Joe Slattery, Executive Vice President and Chief Financial Officer

Thanks Todd. Before reviewing the financial results, I’d like to provide some background on the numbers we will be discussing today. On September 3, 2013, TransEnterix, Inc. and SafeStitch Medical, Inc. merged. The historical results being discussed are those of TransEnterix through September 3, 2013 and of the merged entity thereafter.

Revenue
We reported revenue of $93 thousand in the first quarter of 2014 in comparison to revenue in the prior year period of $329 thousand.

The decrease in revenue was attributable to a decline in U.S. sales volume as we reduced the size of our SPIDER sales force and limited SPIDER sales to existing customers, a result of our decision to focus the majority of our resources on the development of the SurgiBot system.

Cost of Goods Sold
Cost of goods sold was $220 thousand in the first quarter, a decrease from $882 thousand in the prior year’s quarter. The decrease in cost of goods sold is primarily a result of reallocation of overhead to R&D in support of SurgiBot development.

Research and Development
Research and development expenses were $5.0 million in the first quarter of 2014, compared with $2.8 million in the first quarter of 2013. The increase in R&D spend was attributable to higher personnel related expenses as we added additional employees to our research and development and regulatory teams as well as an increase in other expenses related to our continued development of the SurgiBot system.
Sales and Marketing
Sales and marketing expenses declined to $406 thousand for the first quarter in comparison to $512 thousand in the prior year period. The decrease in expenses was mostly related to lower personnel-related expenses and decreased travel related costs as we reduced our direct sales and marketing personnel and allocated fewer resources to marketing clinical studies, product demonstrations and tradeshows related to the SPIDER system.

General and Administrative
General and Administrative expenses were $1.6 million in the first quarter of 2014, as compared to $685 thousand in the prior year period. The increase in expenses was due to higher staffing costs, larger costs associated with stock based compensation, and increased costs associated with being a public company.

Net Loss (per share)
Net loss was $7.5 million in the first quarter of 2014, compared to a net loss of $4.8 million in the first quarter of 2013.

Cash Position / Cash Burn
Turning to the balance sheet, we finished the quarter with $8.6 million in cash, cash equivalents and short term investments.
As Todd mentioned, we recently completed a public equity financing concurrent with our up-listing to the NYSE MKT. We received approximately $52.3 million in net proceeds from the transaction, which is expected to take us through the commercial launch of SurgiBot and allow us to execute on our business plan.
Pro forma for the transaction, cash and equivalents at March 31, 2014 would have been $60.9 million.
During the first quarter of 2013, our cash burn was $7.6 million, which included $938 thousand of debt service and $187 thousand of property and equipment investment.
I’ll now hand the call back to Todd who will give an update on our key operating priorities for 2014.

 Todd Pope, President and Chief Executive Officer

Todd Key Operating Priorities for 2014
As we look forward to the remainder of 2014, our primary objective remains the development and commercialization of SurgiBot. The majority of our R&D efforts in the last quarter were focused on final design changes for the SurgiBot based on feedback from our labs and interactions with key opinion leaders. We have now transitioned the majority of our efforts towards preparing for our first human cases and our regulatory filings, including the FDA 510(k).  This undertaking involves building production-quality SurgiBots as well as hundreds of instruments and components under GMP manufacturing conditions.  Because many of these components are being manufactured under GMP for the first time, we will be conducting a number of functional and safety tests. Prior to having regulatory clearances, all of these manufacturing activities are charged to R&D expense and many of them are one-time in nature. All of these activities will position us to complete our remaining two major milestones this year:
• SurgiBot first-in-man cases in the third quarter, and
• the submission of our SurgiBot regulatory filings in the fourth quarter

Before we open the call for questions, I‘d like to share with you why we are so excited about the opportunity in front of us. The global market for laparoscopic surgery is vast and growing.  We believe that offering today’s laparoscopic surgeons the benefits of surgical robotics such as strength, precision, advanced vision and improved ergonomics, while keeping them in their comfort zone, where they are scrubbed in, directly controlling the surgical instruments, and having true tactile feel, will be seen as a compelling alternative to how surgery is performed today.  When we say that the Surgibot is purpose-built for abdominal surgery, we are talking about meeting the current needs of strength, versatility and mobility that surgeons are accustomed to, while offering their patients the potential for fewer incisions.  We also envision SurgiBot as an enabling technology for hospitals to perform more procedures in surgery centers due to its small space requirements and attractive economic profile.

The significant majority of laparoscopic procedures are done using solutions developed over twenty years ago.  We believe the Surgibot will offer a compelling rationale for changing the way laparoscopic surgery is performed.

With that, I’d like to turn it over to the operator to take your questions.

Operator: Absolutely. Ladies and gentleman, the question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing star 1 on your telephone keypad.

If you are using your speakerphone please release your mute function to allow your signal to allow reach our equipment. Once again, that is star 1. And first we’ll hear form Rick Wise with Stifel.

Rick Wise: Good afternoon, Todd. Hi, Joe. Can you hear me clearly?

Joseph Slattery: We can. Thanks, Rick.

Rick Wise: I’m going to pull this up some of the clinical and regulatory milestones. Just a couple of things. Obviously you’ve — it sounds like you’ve continued to show the evolving SurgiBot surgeons and get feedback. It sounds positive. When do you get — when are you at the — that point of total design lock on this first generation? And are you there now? It sounds actually like you must be close.

Todd Pope: Yes we’re pretty much there now, Rick. That’s correct.

Rick Wise: So no more changes? You’re done?

Todd Pope: Yes, we have no significant changes remaining. We are pencils down on that.

Rick Wise: Okay. And just, you know, looking ahead to the first human implants. What do you need to see? What are you looking for? What metrics, you know, what has to be in place before you do those first human procedures? And once you start, how many procedures are you looking to do initially, Todd? Just any additional color, metrics around that process will be helpful.

Todd Pope: Yes. With our first-in-man, it’s always a significant milestone for any device company, and we have quite a few projects that are coming together concurrently. You know, we have an arm, we have our “EndoDrive,” which is our base, we have a 3D optics program, we have all of our instruments. So we’re working all those concurrently and doing all the tests, the verification, the validation, all the things around sterility, shift testing – the many things a device company is required to do prior to going into first-in-man. So that will be a good milestone for us as we validate all those processes we’re going through. And then when we get to first-in-man, I think we’ll continue to evolve as far as our thinking on number of procedures as we interface with the FDA, and we’ll determine that a little bit later in the year.

Rick Wise: Great. On the FDA pre-submission I think in the first quarter if I’m remembering it correctly. When do you expect to get feedback from the FDA? And, you know, what would you expect to hear, if you can characterize that?

Todd Pope: Sure. With the pre-submission they usually quote 75 to 90 days to try and get back to the company. So that would put us end of second quarter to receive feedback, so we feel like we’re on that timeframe. And we really lay out our strategy, layout the framework of our submission, and as we work closely with AdvaMed and AdvaMed works closely with the FDA, they really encourage device companies to do this prior to their final submission. So we feel like we’ll get just continued agreement and alignment with the way we’re framing out our submission. It’s always a helpful process, and I think you’ll see more and more companies doing that.

Rick Wise: Great. One last one from me this afternoon. Todd, any – I know the focus is more internal on all these submission and getting reading for the first-in-human, first-in-man – any clinical data, any events at a medical meeting, or papers, or anything that we should be looking for externally this year, any milestones that we should be paying attention to beyond your internal focus, understandably?

Todd Pope: Well, on the SurgiBot, and not until we do first-in-man will we have anything to discuss, you know, along those lines, but we certainly our Flex Ligating Shears, we have launched that and we’re getting very good feedback in these first couple of weeks, and so I think at upcoming medical meetings we’ll be asked to expand on the experience there. And I think you could look for an update from us there, for sure. In addition to that, the point and time where we are, we have a pretty steady stream of surgeons visiting the facility, visiting headquarter and really getting introduced to the company and the technology, and so I think that’s going to be a continued good input and learning for us, and that’s a positive for us, for sure.

Rick Wise: Thanks a lot.

Todd Pope: Thanks, Rick.

Operator: And from Raymond James we’ll hear from Larry Kusch.

Larry Kusch: Oh hi. Good afternoon. Couple questions for you guys. I guess first one is relative to the Flex Shears, the Flex Ligating Shears. I think the plan was to launch that with the SurgiBot, and I just wanted to again, now that you’ve gotten 510(k), just understand what needs to be done with that to position it so that it can be launched when SurgiBot’s approved.

Todd Pope: Yes, we thought – it’s always a challenge to try to take an advanced energy device and make it anything but rigid, that’s the only thing that’s on the market, so with us being able to develop a flexible ligating shear and get 510(k) approval on that, we thought it was important to get out and get clinical data on that after we’ve achieved that milestone, and that’s why we’re doing it with our current SPIDER users. And is with all our flexible instruments we’ve developed and gotten approved for the SPIDER, we will be transitioning those to be prepared to launch with the SurgiBot. So, as you think about the instrument sweep that we spent a lot of time working on, energy is a very big global market. It’s growing rapidly. And it’s certainly vital in the procedure. So we think it’s just a very important, you know, tool in the toolbox for surgeons. And we’re very glad to be able to have a flexible ligating shear that is out there doing great with SPIDER, and certainly will be ready to use with SurgiBot.

Larry Kusch: Okay. Perfect.

Todd Pope: One thing...

Larry Kusch: And then...

Todd Pope: I’ll say on that is, the product it’s early, but it’s been performing very well. But some of the surgeons that we’ve had into headquarters recently that have used the product over these last couple of weeks, one of the things that they really note is the lack of plume and smoke that happens in the operating field. Surgeons have almost gotten used to having to live with quite a bit of plume and quite a bit of smoke in their vision field, with current products that are out there. In the videos and the case observations we’ve been seeing today, the field stays extremely clean with very little or no plume or smoke. And that’s been one of the features that have really jumped out at them. So we’re excited about that.

Larry Kusch: Oh that sounds terrific. Two other ones for you. I guess sort of a big picture question with Intuitive Surgical now, talking and getting clearance of the da Vinci Sp, I’m wondering if you could give us some thoughts on your understanding of the product, and sort of how you think it compares/contrasts relative to SurgiBot. And, you know, is it the direct competitor. And then I guess the other question is, on the cash burn in relative to the first quarter, I would assume that we should be thinking about that cash burn increasing through the year. But to the extent Joe that you have any thoughts on sort of trending for the year, that would be helpful as well. Thank you.

Joseph Slattery: Sure Larry, it’s Joe. Let me hit the cash burn first and then Todd can come back to the Intuitive question. Yes the burn in the quarter was about 8 which is fairly consistent with the prior quarter. And we, you know, what we’ve talked about or what’s implied in our cash runway is getting a quarter or two past the commercial launch in Q3 2015. It’ll average about 8 a quarter. It’ll obviously probably go up a little as Todd talked about today, where we’ve got some significant one time R&D expenses in the upcoming four to six months. But the transition from heavy, one-time R&D investment into more of a commercial marketing and sales investment over next year will, you know, will be pretty natural. So we we’re right now expecting it to be around that $8 million a quarter for the foreseeable future. Todd?

Todd Pope: Yes, Larry, and as far as the Intuitive Sp, I certainly don’t want to get in to try and describe their product. They certainly I think do a good job of that. But the couple of comments from our surgeons back to us is with the Sp it looks like they’re focusing on, you know, three things that are different than their current single-port platform. That’s going down to a 25mm diameter shaft, which is where we are; the ability to internally triangulate within the abdomen instead of triangulating back to the abdominal wall, which is the way our product is designed; and then lastly to have articulating instruments, where they don’t currently have that, and as we do. So I think when the market leader’s next generation product starts to move toward, you know, the product specs that we’ve been working on for quite a while, I think that’s a positive.

I would just say the differences continue to remain. We feel it’s very important that surgeons are able to operate patient side. We are going to be going after surgeons that are used to doing laparoscopic surgery, and all of that laparoscopic surgery is done with the surgeon patient side, scrubbed in with tactile feel. We think it’s important with the SurgiBot to keep the surgeon scrubbed in, patient side with tactile feel. And those are some differentiators. So that’s the way I would think I’d answer your question, Larry.

Larry Kusch: Okay. Thanks very much. Appreciate it.

Operator: And from Ladenburg Thalmann we’ll hear from Jeffrey Cohen.

Jeffrey Cohen: Oh, hi Todd and Joe. How are you?

Joseph Slattery: Hi, Jeff. Good thanks.

Jeffrey Cohen: Just a couple questions beyond what was asked already. So talking about the ligating shears and sales of SPIDERs going forward, so you anticipate to continue selling through the next, at least few quarters?

Todd Pope: Yes, we do. And even though we talked about earlier in our prepared comments that the majority of all our resources are going into SurgiBot development, we think it’s important to get the flex shears out there, get clinical cases under our belt. In our development, in our testing, we saw the effectiveness of this product, the way the product went through tissue, the lack of plume, the lack of smoke, the being able to get it out there in the hands of key opinion leaders around the world. We think that’s very important. They’re going to want to talk about it. They’re going to present on it. Publish on it. And we think that’s an important validation for the technology as we lead into the SurgiBot Flex Ligating Shears.

Jeffrey Cohen: And the cases are only being done via use of the SPIDERs?

Todd Pope: That’s correct.

Jeffrey Cohen: Got it. Okay. And the other question I guess was for Joe. I want to drill down a little more into the numbers. So correct me if I’m wrong, you’re saying generally speaking that the pace of G&A from Q1 should be about level for the balance of the next few quarters, and that the R&D sounds like would be decreasing with an approval, and being somewhat replaced or switching over toward sales.

Joseph Slattery: Yes, I think that’s fair, Jeff. You know, we haven’t given much in terms of specifics beyond the average burn rate over the next series of quarters. But I think you’ll see that same natural flow that we talked about. With some heavy R&D, a lot of it one time this year, and then the investment will start to shift into the commercial infrastructure next year.

Jeffrey Cohen: Okay. Perfect. Thank you. That does it for me.

Todd Pope: Thank you ,Jeff.

Operator: And from Sterne Agee we’ll hear from Greg Chodaczek.

Greg Chodaczek: Good afternoon guys. Most of my questions have been asked. But Todd can you drill down on the advance energy market? I know you talked about $3 billion, but for the procedures you guys are going to go after with SurgiBot, can you talk about how often they’re going to be used, what procedures, things like that.

Todd Pope: Well almost each time you do a laparoscopic procedure you’re looking to divide tissue, mesentery vessels, and so very many of the procedures that we’ll be doing with the SurgiBot will require an energy device. When you think about the procedures, people either use advanced bi-polar, they use ultrasonic, or they use mono-polar. So there’s really – this is going to be a new entrant into that game, and I think people will really look to utilize it across many different procedures. When you think about currently where the majority of these procedures are done, they’re in bariatric, colon and rectal, and foregut surgery.

Greg Chodaczek: Right. And, you know, that brings up one other question. And, you know, I wasn’t part of the road show. So I can’t tell you what you said, but how do you position the SurgiBot going, once it’s approved, you know, you have 5000 surgi-centers out there, you have 5000 hospitals. You know, what are the first customers you’re going after and what procedures are you going after? Basically, what’s the lowest hanging fruit for you guys right now?

Todd Pope: Well when you think about the answer to your question as far as, you know, target customers, we’ve had a significant interest in hospitals that have already made the investment in the robotic program. Many hospitals are looked at as a destination for robotic surgery. But they primarily have been utilizing current robotics around prostate and hysterectomy. So there’s many other procedures and specialties within those hospitals they would like to be able have a single-port robotic platform, that allows them to do more than those two procedures. So we certainly have an interest from that percentage of hospitals that are looked at as a robotic destination.

Then when you kind of turn the ledger to the other side, and you think about hospitals that don’t have a robot today. You know, 2/3 of the hospitals in the US today don’t have a robot. If you kind of look at many people segment hospitals as mid-sized, that’s typically 300 beds or less, you know, there’s 3000 of those hospitals, you know, today in the US in that segment. And the majority of them do not have a robot. So we think that’s also going to be a sweet spot for us, you know, there. So when we think about hospitals, you know, that’s the way we think about it a little bit.

And then to your question, when you talk to hospital executives, one way they’re kind of combating some of the pressures they’re under today, is to try and move procedures to the outpatient setting. It’s a lower cost of capital. They usually operate more efficiently there. And they certainly want to reserve their beds and their main powers for people that need to be there extended amount of time. Oncology cases, the flu season, so on and so forth. So, we do believe that the economics, the footprint, and the ability to do multiple procedures, because you can move multi-quadrant, is going to be a real nice opportunity for this burgeoning opportunity called surgery centers. Last year Surgery Centers in America did 23 million surgeries, and we think that’s going to, you know, grow, you know, expansively over the next two to five years. So that’s what we think about our segments.

And then, you know, just lastly I would just say that, you know, in addition to the US we have a lot of interest form the international community. Robotics is very popular as a concept around the world. But certainly has been unattainable for many advanced laparoscopic surgeons. And so we think international will also be a very important, you know, market for us early on in the company.

Greg Chodaczek: Great. Thank you, Todd.

Todd Pope: Thank you.

Operator: And at this time there are no further questions. I will then turn the conference back over to Todd Pope for any additional or concluding remarks.

Todd Pope: Okay. Well, thank you. And we want to thank all of you for joining us to discuss our 2014 first quarter conference call. We’re excited about the opportunities in front of us for the remainder of 2014. And look forward to updating you on the next call. Good day.

Operator: And with that ladies and gentleman that does conclude today’s presentation. We do thank everyone for your participation.
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